Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-02025 of Petroleum Helicopters, Inc. on Form S-8 of our reports dated March 10, 2005 relating to the financial statements and financial statement schedule of Petroleum Helicopters, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Petroleum Helicopters, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
March 10, 2005